Exhibit 4.6

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture is entered into as of April 15, 2011 (this “Supplemental Indenture”), by and among Bankrate, Inc. (formerly known as Beach Inc.), a Delaware corporation (the “Successor Issuer”), the Guarantors party hereto and Wilmington Trust FSB, as Trustee (the “Trustee”) under the Indenture referred to below and Wilmington Trust FSB, as collateral agent under the Indenture referred to below (the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Bankrate, Inc., a Florida corporation (the “Previous Issuer”), the Guarantors, the Trustee and the Collateral Agent are parties to an Indenture, dated as of July 13, 2010, as supplemented by the Supplemental Indenture, dated as of August 6, 2010 (as so supplemented, the “Indenture”), relating to the Previous Issuer’s 11.75% Senior Secured Notes due 2015 (the “Notes”);

WHEREAS, the Previous Issuer was merged with and into the Successor Issuer on the date hereof, with the Successor Issuer continuing as the surviving corporation of such merger (the “Merger”);

WHEREAS, as a result of the consummation of the Merger, Article IV of the Indenture requires the Successor Issuer to execute and deliver to the Trustee a supplemental indenture or other documents, agreements or instruments pursuant to which the Successor Issuer assumes the obligations of the Previous Issuer under the Indenture, Registration Rights Agreement, the Notes and the Security Documents;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Successor Issuer, the Guarantors, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture, when executed and delivered by the Successor Issuer and the Guarantors, the legal valid and binding agreement of the Successor Issuer and the Guarantors, in accordance with its terms;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Successor Issuer, the Guarantors, the Trustee and the Collateral Agent mutually covenant and agree as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement of Successor Issuer. Pursuant to Article IV of the Indenture, the Successor Issuer, hereby expressly assumes and agrees to perform all the obligations of the Previous Issuer under the Indenture, Registration Rights Agreement, Notes and Security

Documents, including the due and punctual payment of the principal of (and premium, if any) and interest on the Notes and the performance of every covenant of the Indenture, Registration Rights Agreement and Security Documents on the part of the Previous Issuer to be performed or observed.

3. Amendment of Term “Issuer”. From and after the date hereof, the Indenture shall be amended such that the defined term “Issuer” is amended to mean Bankrate, Inc. (formerly known as Beach Inc.), a Delaware corporation.

4. Amendment of the Notes, Registration Rights Agreement and Security Documents. Any corresponding provisions reflected in the Notes, Registration Rights Agreement and Security Documents shall also be deemed amended in conformity herewith.

5. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall be effective upon execution hereof by the Successor Issuer, the Guarantors, the Trustee and the Collateral Agent.

6. Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

7. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

8. Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

9. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualified or conflicted with, such provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

10. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

11. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

12. Headings. The headings of the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

BANKRATE, INC.,
a Delaware corporation
as Issuer

By:	/s/ Edward J. DiMaria
	Name:	Edward J. DiMaria
	Title:	Senior Vice President-Chief
Financial Officer

CREDITCARDS.COM, INC., as Guarantor

By:	/s/ Edward J. DiMaria
	Name:	Edward J. DiMaria
	Title:	Director, Vice President and
Secretary

CCRD OPERATING COMPANY, INC., as Guarantor

By:	/s/ Edward J. DiMaria
	Name:	Edward J. DiMaria
	Title:	Director, Vice President and
Secretary

NETQUOTE HOLDINGS, INC., as Guarantor

By:	/s/ Edward J. DiMaria
	Name:	Edward J. DiMaria
	Title:	Director, Vice President and
Secretary

NETQUOTE INC., as Guarantor

By:	/s/ Edward J. DiMaria
	Name:	Edward J. DiMaria
	Title:	Director and Secretary

WILMINGTON TRUST FSB, as Trustee and Collateral Agent

By:	/s/ Jane Schweiger
	Name:	Jane Schweiger
	Title:	Vice President

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